Exhibit 22.1
Owens & Minor, Inc.

List of Guarantor Subsidiaries

The following table lists the guarantors, issuers, or co-issuers of Owens & Minor, Inc.'s 2024 Notes as of June 30, 2022:

Entity:
Owens & Minor, Inc.
Owens & Minor Distribution, Inc.
Owens & Minor Medical, Inc.
Barista Acquisition I, LLC
Barista Acquisition II, LLC
O&M Halyard, Inc.
O&M Byram Holding, GP
Byram Holdings I, Inc.
Byram Healthcare Centers, Inc.
Owens & Minor International Logistics, Inc.
500 Expressway Drive South LLC, a Delaware limited liability company
Access Diabetic Supply, L.L.C., a Florida limited liability company
Access Respiratory Supply Inc, a Florida corporation
AVID Medical, Inc., a Delaware corporation
Clinical Care Services, L.L.C., a Utah limited liability company
Diabetes Specialty Center, L.L.C., a Utah limited liability company
Fusion 5 Inc., a Delaware corporation
Halyard North Carolina, LLC, a North Carolina limited liability company
Key Diabetes Supply Co., a Michigan corporation
MAI Acquisition Corp., a Delaware corporation
Medegen Newco, LLC, a Delaware limited liability company
Medical Action Industries, Inc., a Delaware corporation
O&M Worldwide, LLC, a Virginia limited liability company
Owens & Minor Canada, Inc., a Virginia corporation
Owens & Minor Global Resources, LLC, a Virginia limited liability company
Apria, Inc.
Apria Healthcare Group LLC
Apria Healthcare LLC
Apria Holdco LLC
CPAP Sleep Stores, LLC
DMEHUB LLC
Healthy Living Home Medical LLC
Lofta, Inc.
American Contract Systems, Inc.